UNDERWRITING AGREEMENT



         THIS UNDERWRITING AGREEMENT, dated as of this 8th day of August, 1991 by and between Pioneer Three ("Pioneer") and Pioneer Funds Distributor, Inc. (the "Underwriter").


                               W I T N E S S E T H


         WHEREAS, Pioneer, a Massachusetts business trust, is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of beneficial interest for public offering under the Securities Act of 1933, as amended;

         WHEREAS, the Underwriter, a corporation organized under the laws of the Commonwealth of Massachusetts in 1989, engages in the purchase and sale of securities both as a broker and dealer and is registered as a broker-dealer with the Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, the parties hereto deem it mutually advantageous that the Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale to the public of the shares of beneficial interest of the securities portfolio of each series of Pioneer which the Trustees may establish from time to time (individually, a "Portfolio" and collectively, the "Portfolios"); and

         WHEREAS, the parties hereto have executed an Underwriting Agreement dated January 30, 1990, and wish by this Agreement to amend and supersede in its entirety such prior Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, Pioneer and the Underwriter do hereby agree as follows:

         l. Pioneer does hereby grant to the Underwriter the right and option to purchase shares of beneficial interest of a Portfolio of Pioneer (the "Shares") for sale to investors either directly or indirectly through other broker-dealers. The Underwriter is not required to purchase any specified number of Shares, but will purchase from Pioneer only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by the Underwriter from investors and dealers.

         2. The Underwriter shall offer Shares to the public at an offering price based upon the net asset value of the Shares, to be calculated as described in the Registration Statement, including the Prospectus, filed with the Commission and in effect at the time of the offering, plus sales charges as approved by the Underwriter and the Trustees of Pioneer and as further outlined in Pioneer's Prospectus. The offering price shall be subject to any provisions set forth in the Prospectus from time to time with respect thereto, including, without limitation, rights of accumulation, letters of intention, exchangeability of shares, reinstatement privileges, net asset value purchases by certain persons and reinvestments of dividends and capital gain distributions.

         3. In the case of all Shares sold to investors through other broker-dealers, a portion of applicable sales charges will be reallowed to such broker-dealers who are members of the NASD or, in the case of certain sales by banks or certain sales to foreign nationals, to brokers or dealers exempt from registration with the Commission. The concession reallowed to broker-dealers shall be set forth in a written sales agreement and shall be generally the same for broker-dealers providing comparable levels of sales and service.

         4. This Agreement may be terminated by either party upon sixty days' written notice.

         5. This Agreement shall terminate on any anniversary hereof if its terms and renewal have not been approved by a majority vote of the Trustees of Pioneer voting in person, including a majority of its Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Underwriting Agreement (the "Qualified Trustees"), at a meeting of Trustees called for the purpose of voting on such approval. This Agreement may also be terminated at any time, without payment of any penalty, by Pioneer on sixty days' written notice to the Underwriter, or by the Underwriter upon similar notice to Pioneer. This Agreement may also be terminated by a party upon five (5) days written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering these shares of Pioneer. Finally, this Agreement may also be terminated by Pioneer upon five (5) days written notice to the Underwriter provided either of the following events has occurred: (i) the NASD has expelled the Underwriter or suspended its membership in that organization; or (ii) the qualification, registration, license or right of the Underwriter to sell shares in a particular state has been suspended or cancelled in a state in which sales of the shares of Pioneer during the most recent l2 month period exceeded 10% of all shares of Pioneer sold by the Underwriter during such period.

         6. The compensation for the services of the Underwriter as a principal underwriter under this Agreement shall be (i) that part of the sales charge which is retained by the Underwriter after allowance of discounts to broker-dealers as set forth in the Registration Statement, including the Prospectus, filed with the Commission and in effect at the time of the offering, as amended, and (ii) those amounts payable to the Underwriter as reimbursement of expenses pursuant to any distribution plan for Pioneer which may be in effect. Nothing contained herein shall relieve Pioneer of any obligation under its management contract or any other contract with any affiliate of the Underwriter.

         7. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, of any nature whatsoever, including without limitation, liabilities arising in connection with any agreement of Pioneer of its Trustees as set forth herein to indemnify any party to this Agreement or any other person, if any, shall be satisfied out of the assets of Pioneer and that no Trustee, officer or holder of shares of beneficial interest of Pioneer shall be personally liable for any of the foregoing liabilities. Pioneer's Declaration of Trust, as amended from time to time, is on file in the Office of Secretary of State of The Commonwealth of Massachusetts. The Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

         8. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

         9. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of The Commonwealth of Massachusetts.

         10. This Agreement is intended to amend and supersede in its entirety the existing Underwriting Agreement between the parties dated January 30, 1990.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of day and year first above written.



ATTEST:  PIONEER THREE




/s/Joseph P. Barri                      By:/s/John F. Cogan, Jr.
   Secretary                               President



ATTEST:  PIONEER FUNDS DISTRIBUTOR, INC.




/s/Joseph P. Barri                      By:/s/John F. Cogan, Jr.
   Clerk                                   President